UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2014

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.03 below is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed pursuant to a Current Report on Form 8-K filed on December 31, 2013, Pennsylvania Real Estate Investment Trust (“PREIT”), PREIT Associates, L.P. (“PREIT Associates”) and PREIT-RUBIN, Inc. (“PRI” and, collectively with PREIT and PREIT Associates, the “Borrower”) entered into a binding agreement on December 24, 2013 to enter into two unsecured term loans in the initial aggregate amount of $250.0 million, comprised of:

(1) a 5 Year Term Loan Agreement (the “5 Year Term Loan”) with Wells Fargo Bank, National Association, U.S. Bank National Association and the other financial institutions signatory thereto, for a $150.0 million senior unsecured 5 year term loan facility; and

(2) a 7 Year Term Loan Agreement (the “7 Year Term Loan” and, together with the 5 Year Term Loan, the “2014 Term Loans”) with Wells Fargo Bank, National Association, Capital One, National Association and the other financial institutions signatory thereto, for a $100.0 million senior unsecured 7 year term loan facility.

On January 8, 2014, the Borrower closed on these 2014 Term Loans, made initial borrowings of $100.0 million under the 5 Year Term Loan and $30.0 million under the 7 Year Term Loan, and used the proceeds to repay the $130.0 million outstanding balance under the Borrower’s April 2013 Credit Agreement (the “2013 Revolving Facility”). In connection with these borrowings, PREIT Associates entered into hedging transactions that effectively fix the initial rate on $100.0 million of the 5 Year Term Loan at 3.24% for five years and that effectively fix the initial rate on $30.0 million of the 7 Year Term Loan at 3.73% for five years. These rates are inclusive of the initial LIBOR spread based on our current ratio of Total Liabilities to Gross Asset Value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: January 9, 2014	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel